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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective
Amendment No. 21/Amendment No. 207 to Registration Statement Nos. 333-96795/811-08306 on Form N-4 of our reports, dated February 26, 2010, relating to the consolidated financial statements and financial statement schedules of MetLife, Inc. and subsidiaries ("MetLife") (which report expresses an unqualified opinion and includes an explanatory paragraph regarding changes in MetLife's method of accounting for the recognition and presentation of other-than-temporary impairment losses for certain investments as required by accounting guidance adopted on April 1, 2009, its method of accounting for certain assets and liabilities to a fair value measurement approach as required by accounting guidance adopted on January 1, 2008, and its method of accounting for deferred acquisition costs and for income taxes as required by accounting guidance adopted on January 1, 2007) and the effectiveness of MetLife's internal control over financial reporting, both appearing in the Annual Report on Form 10-K of MetLife for the year ended December 31, 2009, and to the reference to us as Experts under the heading "Independent Registered Public Accounting Firm" in this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

New York, New York
April 15, 2010